CREDIT AGREEMENT LETTER

Canadian Imperial Bank of Commerce

January 7, 2026

Greenpower Motor Company Inc.

Attention: Fraser Atkinson, Michael John Sieffert and George David Richardson

Dear Mr. Atkinson, Mr. Sieffert and Mr. Richardson

We are pleased to establish the following credit facilities. Each credit offered is referred to as a "Facility".

Revolving line of credit facility

Credit limit

USD $3,000,000

Purpose

This revolving line of credit is to be used for: Day to day cash flow requirements.

Description

A revolving demand credit. Principal that is borrowed and repaid may be re-borrowed up to the above Credit Limit.

Rate

US Base Rate plus 1.35% per annum.

Repayment

On demand.

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Term facility

Loan amount (rounded to the nearest dollar)

USD $2,000,000

Purpose

This Facility is to be used for: Debt restructure.

Description

A non-revolving Demand Instalment Loan. Principal that is repaid is not available to be re-borrowed.

Rate

US Base Rate plus 1.35% per annum.

Last regular scheduled payment date

36 months from the date of the first regular payment date.

Repayment

On demand. Until demand, this Facility is repayable as follows:

Interest is payable monthly in arrears. Interest only payments are available for a 12 month period only. Repayment terms for this Facility will be established upon completion of the interest only period

Any outstanding principal and interest and any other amount due but unpaid with respect to this Facility is due on the Last Regular Scheduled Payment Date.

The first / next regular instalment payment is due 13 months after this Facility is advanced and regular monthly instalments shall be payable thereafter and any outstanding principal and interest and any other amount due but unpaid with respect to this Facility is due on the Last Regular Scheduled Payment Date.

You may only prepay this Facility in accordance with Schedule A.

Standby letters of credit facility # 1

Credit limit

At no time shall the total amount of outstanding L/Cs, net of drawings reimbursed by you to CIBC exceed USD $450,000

Purpose

All L/Cs under this Facility are to be used for Facilitation of the transfer of goods.

Description

A non-revolving demand credit, available by way of standby guarantees, as follows:

a) US $450,000

Any cancellations of, or reductions to, L/Cs under this Facility may be reborrowed up to the Credit Limit, subject to security requirements.

L/Cs under this Facility may not have terms to expiry of more than 12 months from the date of issue or the date of any renewal (automatic or otherwise), or such expiry date as we may agree in our sole discretion.

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The aggregate US Dollar equivalent of L/Cs outstanding in any currency under this Facility may not exceed the Credit Limit.

Repayment

On demand in accordance with the terms in Schedule A applicable to Letters Of Credit (L/Cs) and in accordance with the applicable Documentation listed below.

Documentation

Our standard Application for Standby Letter of Credit / Guarantee and other documentation as required.

Standby letters of credit facility # 2

Credit limit

At no time shall the total amount of outstanding L/Cs, net of drawings reimbursed by you to CIBC exceed USD $2,500,000.

Purpose

All L/Cs under this Facility are to be used for Facilitation of the transfer of goods.

Description

A non-revolving demand credit, available by way of standby guarantees, as follows:

a) US $2,500,000

Any cancellations of, or reductions to, L/Cs under this Facility may be reborrowed up to the Credit Limit, subject to security requirements.

L/Cs under this Facility may not have terms to expiry of more than 12 months from the date of issue or the date of any renewal (automatic or otherwise), or such expiry date as we may agree in our sole discretion.

The aggregate US Dollar equivalent of L/Cs outstanding in any currency under this Facility may not exceed the Credit Limit.

Repayment

On demand in accordance with the terms in Schedule A applicable to Letters Of Credit (L/Cs) and in accordance with the applicable Documentation listed below.

Documentation

Our standard Application for Standby Letter of Credit / Guarantee and other documentation as required.

Terms and Conditions

• EDC Application

You acknowledge that an application will be made to Export Development Canada (EDC) for an Account Performance Security Guarantee (Account PSG) of each L/C that is requested under this facility. In connection with any application, we and/or EDC may require additional information or documentation from you or any guarantors.

• Consent to Share Information

You hereby authorize CIBC to provide to EDC all information reasonably required to apply for, administer, and claim under, an Account PSG. Such information may include, without limitation, personal and business information that CIBC is aware of, and documents in its possession regarding your financial situation, operations or business or your accounts with CIBC.

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• EDC Account PSG Approval

You understand that it is a condition precedent to the initial issuance and any renewal or extension of this facility and each L/C under this facility, that EDC approve the Account PSG in respect of such facility or L/C at the time of such issuance, renewal or extension.

• Acceptance of Fees

You must pay a non-refundable fee, in advance, for each L/C to be issued under this facility. The amount of the fee will be determined by EDC at the time an L/C is approved, and will be disclosed to you. If you do not agree with the fee amount, you may decline to pay the fee and an L/C will not be issued. If you agree to the fee amount, CIBC will collect and remit the fee to EDC upon issuance of the L/C.

Business credit card facility

Credit limit

CDN $100,000

Purpose

Purchase and payment of goods and services.

Repayment

On demand in accordance with the CIBC Business Credit Card Agreement (Business Liability).

Documentation

CIBC Business Credit Card Agreement (Business Liability).

Security

The following security is required:

Security agreement

Security Agreement granting a first security interest in:

• All present and after acquired personal property To be registered in the jurisdiction of British Columbia.

Guarantee

A personal joint & several guarantee of your debts under these Facilities from Fraser Atkinson and George David Richardson limited to $5,000,000 (the "Guarantor").

Guarantee

Guarantee of your debts under these Facilities from Greenpower (Delaware) with supporting corporate or other resolution in an amount that is unlimited (the "Guarantor").

Security for guarantor

The above Guarantee will be secured by the following security from the Guarantor:

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• Security agreement

Security Agreement granting a first security interest in:

• All present and after acquired personal property

• UCC to be registered in the jurisdiction of Delaware

Guarantee

Guarantee of your debts under these Facilities from Greenpower Manufacturing WV Inc. with supporting corporate or other resolution in an amount that is unlimited (the "Guarantor").

Security for guarantor

The above Guarantee will be secured by the following security from the Guarantor:

• Security agreement

Security Agreement granting a second security interest in:

• All present and after acquired personal property

• UCC to be registered in the jurisdiction of West Virginia.

Guarantee

Guarantee of your debts under these Facilities from San Joaquin Valley Equipment Leasing with supporting corporate or other resolution in an amount that is unlimited (the "Guarantor").

Security for guarantor

The above Guarantee will be secured by the following security from the Guarantor:

• Security agreement

Security Agreement granting a second security interest in:

• All present and after acquired personal property

• UCC to be registered in the jurisdiction of Utah.

Investment Property Pledge Agreement

Investment Property Pledge Agreement from Greenpower Motor Company Inc. pledging the following:

• CIBC Deposit Account number # in the amount of USD $450,000.

To be registered in the jurisdiction of British Columbia.

• This security is held in support of the Standby letters of credit facility # 1.

Assignment and Postponement of Claim

Assignment and Postponement of Claim from Greenpower Motor Company Inc. with supporting corporate resolution in an amount that is unlimited to be registered in the jurisdiction(s) of British Columbia.

Guarantee (or Agency) Guarantee

Guarantee of your debts under these Facilities from EDC with supporting corporate or other resolution in an amount that is limited to USD $2,500,000 (the "Guarantor").

This security is held in support of Standby letters of credit facility # 2.

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Other security

• An acknowledged assignment of adequate fire and other perils insurance on the property of Greenpower Motor Company Inc, and Greenpower Motor Company Inc (Delaware). that are subject to CIBC's security, with first loss payable to CIBC and with designation of CIBC as an additional insured.

Covenants

You will maintain and comply with the following covenants at all times:

Current ratio

1.25 to 1.0 or more, tested monthly commencing the month ending December 2025 to the month ending March 2026 on the consolidated financial results of the Borrowers and Guarantors.

Debt service ratio

1.1 to 1.0 or more, at all times. This will be monitored on an annual basis.

➢ Modified Quarterly Debt Service Ratio covenant of ≥ 1.10x. To be tested quarterly commencing the quarter ending March 2026 (aligned with projected first quarter positive Adjusted EBITDA) on the consolidated financial results of the Borrowers and Guarantors.

Conditions

The covenants above are to be calculated as follows:

• On a consolidated basis:

➢ Current ratio defined as the ratio of total current assets to total current liabilities.

➢ Debt service ratio defined as the ratio of Adjusted EBITDA to the sum of all principal payments made or required to be made during the period and interest expense for the period.

Negative Covenants

• Distributions/withdrawals restriction pre/post covenant compliance.

• Lien restriction and other standard terms.

• Cross default between the Borrowers and Guarantors.

• Bank confirmation required for any capex requirements >CAD$3MM per annum.

Reporting requirements

The following reporting is required to be provided to us.

a) Audited annual financial statements signed by your officer, within 120 days after the end of each fiscal year, on a consolidated basis for Greenpower Motor Company Inc.

b) A forecast for your next fiscal year, including annual projected income statement, balance sheet, cash flows within 120 days after the end of each fiscal year end, on a consolidated basis for Greenpower Motor Company Inc.

c) Quarterly, Unaudited consolidated financial statements signed by your officer Within 60 days after the end of each Fiscal Quarter.

d) Quarter covenant compliance certificate Within 60 days after the end of each Quarter a covenant compliance certificate beginning March 2026.

e) Within 60 days at the end of each fiscal quarter certified reporting of:

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a. Firm order book (secured vs pipeline)

b. Deliveries vs forecast

c. Incentive program reliance (% of orders linked to subsidies)

d. Summary update of large state-level contracts (e.g., New York, West Virginia, new Mexico).

f) Internally Generated monthly interim financial statements signed by your officer, within 30 days after the end of each fiscal month-end for Greenpower Motor Company Inc. on a consolidated basis.

g) Monthly covenant compliance certificate Within 30 days monthly (from Dec 2025 to March 2026).

h) Updated personal net worth statement from George David Richardson within 120 days after the end of every 3rd fiscal year for Greenpower Motor Company Inc.

i) Updated personal net worth statement from Fraser Atkinson within 120 days after the end of every 3rd fiscal year for Greenpower Motor Company Inc.

j) Personal Notice of Assessment from George David Richardson within 120 days after the end of every 3rd fiscal year for Greenpower Motor Company Inc.

k) Personal Notice of Assessment from Fraser Atkinson within 120days after the end of each fiscal year for Greenpower Motor Company Inc.

l) Confirmation of insurance in a form satisfactory to us, as required under your Facilities, from the insurance broker for Greenpower Motor Company Inc. prior to any advance under a Facility is required, and thereafter, within 120 days after the renewal of each insurance policy.

Conditions precedent and other covenants

We will not be obliged to make any funds available under the Facilities until we receive (in addition to the documentation and conditions specified in this Letter and in Schedule A and in Schedule B):

a) Security Registration - Registration and perfection of a General Security Agreement over all present and after-acquired personal property of the Borrower, including a specific pledge over finished goods and WIP inventory.

b) Delivery of personal guarantees from Dave Richardson (mandatory) and Fraser Atkinson (on a best efforts basis), together with evidence of enforceability.

c) Shareholder contribution - Evidence of minimum US$5,000,000 equity or subordinated debt injection funded by shareholders on or before closing.

d) Receipt of most recent internally prepared financial statements, updated 13-week cash flow forecast, and reconciled order book schedule certified by management

e) EDC Facility Confirmation - Delivery of written confirmation from EDC of the Account PSG in support of Standby Letter of Credit Facility #2, which shall be a condition precedent solely to the availability of Standby Letter of Credit Facility #2 and shall not be a condition precedent to the availability of any other credit facility.

Fees

These fees are in addition to fees, costs or expenses described in Schedule A - Standard Credit Terms and Schedule B - Business Credit Card Agreement (Business Liability).

Structuring fee

A fee calculated at the rate of 0.2% per annum on the total authorized credit.

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Annual fee

A fee calculated at the rate of 0.1% per annum on the total authorized credit.

Other provisions

Currency and interest rate risk management

You may, from time to time, enter into derivative transactions with CIBC to manage currency or interest rate risk associated with the Facilities under this letter agreement. Derivative transactions shall be governed by separate documentation entered into with CIBC which may include, without limitation, an International Swaps and Derivatives Association ("ISDA") master agreement. Notwithstanding the agreed-upon terms of any derivative transaction, you agree and acknowledge that the terms of the Facilities are independent of the terms of the derivative transactions. CIBC reserves the right to review and amend the terms and conditions of the related loan or Facility, including without limitation amending interest spreads on Prime Rate, US Base Rate or any CORRA Rate at any time and from time to time in accordance with the terms of this Letter. You further agree and acknowledge that security provided under the terms of this Letter that secures all of your present and future indebtedness and liabilities shall secure your indebtedness owing to each of CIBC and CIBC's affiliates under any Facility-related derivative transactions, in addition to any security required under ISDA or other documentation.

Schedule A

The attached Schedule A, which contains certain additional provisions applicable to the Facilities other than the Business Credit Card Facility and certain definitions, forms part of this Letter.

Schedule B

The attached Schedule B, which contains certain additional provisions applicable to the Business Credit Card Facility and certain definitions, forms part of this Letter.

Repayment

All amounts under any Facility are repayable immediately on demand by us unless otherwise indicated. We may terminate any Facility in whole or in part at any time.

Replacements

This Letter supersedes and replaces all prior discussions, letters and agreements (if any) describing the terms and conditions of Facilities contained in this Letter. This Letter does not however operate as a novation of any of the Facilities. CIBC reserves and retains all of its rights in respect of any Security that has been granted to secure your obligations with respect to the Facilities.

Please indicate that you have read and accept the foregoing terms and conditions (including the terms and conditions in any Schedule attached to this Letter) by signing the enclosed duplicate copy of this Letter.

If we have not received a duly executed copy of this Letter and you have not fulfilled all the conditions required for us to advance funds under the Facilities indicated in this Letter by March 3, 2026, we may in our sole discretion and without notice to you, cancel all of the Facilities listed in this Letter and we will be under no further obligation to advance any funds to you under this Letter.

We would like to take this opportunity to thank you for choosing CIBC. We look forward to assisting you and your business with any future financial needs you may have.

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Yours truly,

CANADIAN IMPERIAL BANK OF COMMERCE

/s/ Matthew Kelani
Signature
Name: Matthew Kelani Title: Authorized Signatory

/s/ Hasan Khorasanee
Signature
Name: Hasan Khorasanee Title: Authorized Signatory

Accepted this                8th                                         day of    January, 2026 .

Greenpower Motor Company Inc.

/s/ Fraser Atkinson
Signature
Name: Fraser Atkinson Title: CEO

Greenpower Motor Company Inc.

/s/ David Richardson
Signature
Name: George David Richardson Title: Director

Greenpower Motor Company Inc.

/s/ Michael Sieffert
Signature
Name: Michael John Sieffert Title: CFO

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The CIBC logo is a trademark of CIBC.

LOC AND TERM LOAN - SCHEDULE A

1. Interest

1.1 Interest rates and calculations: Unless otherwise specified in this Agreement, and provided that in no event shall the interest rate be less than zero:

a) Each variable interest rate provided for in this Agreement will change automatically, without notice, whenever the Prime Rate, US Base Rate or a CORRA Rate changes. Prime Rate, US Base Rate and each CORRA Rate shall be determined by us and such determination shall be conclusive.

b) Unless otherwise stated, any interest rate stated as an annual rate of interest is an interest rate for 365 days, and for the purpose of the Interest Act (Canada), shall be the stated interest rate multiplied by the actual number of days in the calendar year in which such rate is to be applied and divided by 365. For the purpose of the Interest Act (Canada) and all other purposes, the principle of deemed re-investment of interest is not applicable and the rates of interest specified in this Agreement are nominal rates and not effective rates or yields.

c) In calculating interest for any period, the first day of such period shall be included and the last day of such period shall be excluded, and interest shall be calculated on the applicable balance at the end of each day.

d) Interest is payable in arrears at the frequency specified in the Letter (and if not specified is payable once a month) prior to the end of the specified payment period and on the day required by us. Interest on interest, and interest on overdue amounts is also payable on demand.

e) Interest that is charged to you and is unpaid compounds at the frequency in which interest is payable and continues to compound whether or not CIBC demands payment from you or starts a legal action, or obtains judgment against you.

f) (i) Interest charged on a Canadian dollar Facility that is: (x) based on the Prime Rate or a CORRA Rate; or (y) a Fixed Rate Loan, is calculated based on a fraction whereby the numerator is equal to the principal balance multiplied by number of days in the year in which interest is calculated multiplied by the applicable interest rate, and the denominator is equal to 365;

(ii) Interest charged on a US dollar Facility that is: (x) based on the US Base Rate per year; or (y) a Fixed Rate Loan, is calculated based on a fraction whereby the numerator is equal to the principal balance multiplied by number of days in the payment period multiplied by the applicable interest rate, and the denominator is equal to 365.

2. Payments and fees

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2.1 Payments: Unless you have made other arrangements with us, you agree that CIBC shall be entitled to automatically debit your Operating Account for any payments owing (including without limitation, scheduled payments, interest and fees). If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the payment being debited, the effect is that we will be charging interest on the overdue amount at the Excess Interest Rate. If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

2.2 Applying money received: All payments and money we receive from you or from any Security may be applied on such parts of your liabilities to us as we may determine. This means that we may choose which Facility to apply the money against, or what mix of principal, interest, fees and overdue amounts within any Facility will be paid.

2.3 Right of off-set: We may at any time off-set, or effect compensation and apply any deposits held by us and any other amounts owed by us to or for your credit against any and all of your obligations with respect to the Facilities, even though we have not made any demand and even though any such obligations may not yet be due and payable.

2.4 Our records: Our loan accounting records will provide conclusive evidence of all terms and conditions of the Facilities such as principal loan balances, interest calculations, and payment dates. The Loan Amount on a Term Facility that is disclosed in a renewal or amending Letter is rounded to the nearest dollar and is an approximation of the principal outstanding balance. The actual outstanding principal amount is reflected in the account statement for your Term Facility provided or made available to you.

2.5 Foreign currencies: We may convert any amount stated in a foreign currency to an amount in Canadian dollars according to our usual practice and at an exchange rate determined by us.

2.6 Fees: For any fee that is stated as a percentage, the amount charged will be based on the total authorized amount of all Facilities to which that fee applies.

3. Representations and warranties

3.1 Representations and warranties: To induce us to establish and maintain the Facilities, you represent and warrant to us as follows:

a) You have all necessary capacity, power and authority to own your property, to carry on the business carried on by you, and to enter into and perform your obligations under this Agreement and the Security.

b) This Agreement and the Security have been duly authorized, executed and delivered, and constitute legal, valid and binding obligations and are enforceable in accordance with their terms.

c) The execution and delivery by you of this Agreement and the Security and the performance by you of your obligations thereunder, and the obtaining by you of amounts under the Facilities, will not conflict with or result in a breach of any applicable law, and will not conflict with or result in a breach of or constitute a default under any of the provisions of your constating documents or by laws or any agreement or restriction to which you are a party or by which you are bound.

d) All financial statements for you that you deliver to us will present fairly your financial position in accordance with Generally Accepted Accounting Principles, as of the dates thereof and for the fiscal periods then ended.

e) Since the date of the most recent financial statements of you delivered to us, there has occurred no event which, individually or with any other events, has had, or which may reasonably be expected to have, a Material Adverse Effect.

f) You have not failed to observe or perform, beyond any period of grace permitted by us, any of your obligations in this Agreement.

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g) Except as disclosed in writing by you to us prior to the date of this Agreement with specific reference to this Agreement, to the best of your knowledge (i) the business carried on and the property owned or used at any time by you and your predecessors has at all times been carried on, owned or used in compliance with all environmental laws; (ii) there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or liability regarding the release from or presence of any hazardous substance on any lands used in or related to your business or property; (iii) there are no proceedings and there are no circumstances or material facts which could give rise to any proceeding in which it is or could be alleged that you are responsible for any domestic or foreign clean up or remediation of lands contaminated by hazardous substances or for any other remedial or corrective action under any environmental laws; and (iv) you have maintained all environmental and operating documents and records relating to your business and property in the manner and for the time periods required by any environmental laws. Except as disclosed to us in writing with reference to this Agreement, you have never conducted an environmental audit of your business or property.

h) No representation or warranty made by you herein or in any other document furnished to us from time to time contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statements not misleading. All projections and pro forma information delivered to us from time to time by you are and will be prepared in good faith based on assumptions believed by you to be reasonable at the time of delivery.

3.2 Survival: All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the obtaining of amounts under the Facilities, and the obtaining of any amount under any Facility shall constitute a reaffirmation on and as of such delivery date and such borrowing date, of all representations and warranties contained in this Agreement, in each case with reference to the then existing facts and circumstances.

4. Additional obligations

4.1 Failure to perform: You will notify us promptly if you fail to perform or observe any of your obligations in this Agreement.

4.2 Expenses: You will reimburse us for all reasonable fees (including legal fees) and out of pocket expenses incurred in (i) performing any searches (whether the Facility is secured or unsecured) or preparing or filing any registrations in relation to the approval, maintenance, review, renewal or amendment of your Facilities; (ii) preparing, registering, maintaining, renewing, reviewing, assessing, appraising or amending any Security; (iii) responding to requests from you for waivers, amendments, renewals and other matters; (iv) enforcing our rights under this Agreement or any Security; (v) discharging or replacing any Security; and (vi) having mortgaged property appraised periodically to determine its value, but not more often than once a year. Unless you have made other arrangements with us, we will automatically debit your Operating Account for any of these amounts owing to us on the date when they are payable as advised by us.

4.3 Further information: You will provide such further information about you and / or your business and your Subsidiaries as is reasonably requested by us from time to time, and such information shall be in a form acceptable to us.

4.4 Further assurances: You will from time to time promptly upon request by us do and execute all such acts and documents as may be reasonably required by us to give effect to the Facilities and the Security.

4.5 Insurance: You will keep all your assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for similar property and for any other risks we may reasonably require. Upon request, you will provide to us either the policies themselves or adequate evidence of their existence. If any insurance coverage for any reason stops, we may (but shall have no obligation to) insure the property. Finally, you will notify us immediately of any loss or damage to any of your property.

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4.6 Liens and dispositions of property: There is no Lien on any of your present or future assets, and you shall not assign any right to any income, without our prior consent, except in the case of: (i) a Purchase Money Lien; (ii) a Lien existing on an asset when it was acquired; (iii) a renewal or replacement of a Purchase Money Lien or a Lien referred to in (ii) above, so long as the principal amount secured by the Lien does not increase; or (iv) a Normal Course Lien. You will not sell, assign, or transfer, or create or cause or permit anyone else to create a Lien (other than a Normal Course Lien) against, or otherwise dispose of, all or any material part of your property, except for sales in the normal course of your business for fair market value or as otherwise consented by CIBC in writing.

4.7 Additional financing: Unless otherwise agreed in the Letter, you will not obtain any additional financing or enter into any long-term leases without our prior written consent (which consent will not be unreasonably withheld).

4.8 Investments: Unless otherwise agreed in the Letter, you will not make any Investment without our prior written consent.

4.9 Transactions with affiliates: Except as specifically permitted by us, you will not enter into any transaction, including the purchase, sale or exchange of any property or the rendering of any services, with any of your shareholders or Affiliates, or with any of your or their directors or officers, or enter into, assume or permit to exist any employment, consulting or similar agreement or arrangement with any such shareholder or Affiliate or with any of your or their directors or officers, except a transaction or agreement or arrangement which is in the ordinary course of your business and which is upon fair and reasonable terms not less favourable to you than it would obtain in a comparable arms-length transaction. You will ensure that your Subsidiaries (if any) comply with this section.

4.10 Notice of change, amalgamations, corporate restructuring: You will provide us with at least 30 days' prior notice (or as otherwise required by applicable law) of any name or legal status change, amalgamation, corporate restructuring or similar transaction. You must also notify CIBC immediately of any change in the ownership of or title of any property subject to the Security or if any such property is substituted.

4.11 Application to subsidiaries: If requested by us, you will ensure that each of your Subsidiaries complies with this Agreement as if the references to you therein were references to each such Subsidiary.

4.12 Mortgage security: In the case of Facilities or a Facility that is secured by a mortgage,if the property is sold, or if another charge is registered against it, we may require you to repay the full amount secured by the mortgage / immovable hypothec. If the owner of the property secured is a natural person and such person dies, you (or your executors, administrators or liquidators, as applicable) agree to notify us immediately and agree to provide us with equivalent security satisfactory to CIBC forthwith.

5. Indemnities and Illegality

5.1 Legal and regulatory change: You agree to pay us the amount necessary to compensate us if, after the date of this Agreement, our cost of offering or providing the Facilities to you is increased, or the amount that we receive under the Facilities is reduced because of a change in the law, or the introduction of a new law, or our compliance with any request or directive by any central bank, superintendent of financial institutions or other comparable authority which (i) subjects us to any tax with respect to the Facilities; (ii) changes the basis of taxation of payments to us under the Facilities (except for changes in the rate of tax on our overall net income); (iii) imposes any capital maintenance or capital adequacy requirement, reserve requirement or similar requirement with respect to the Facilities; or (iv) imposes any other condition or restriction on us. We will notify you promptly of any such event. Our certificate containing reasonable details of our calculations shall be conclusive evidence of the amount you must pay us.

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5.2 Tax withholding: You will, whenever legally permitted, pay all amounts due to us under this Agreement without any reduction or withholding on account of Taxes, other than Excluded Taxes. If you are required by law to make any such reduction or withholding, then the amount payable by you shall be increased so as to yield to us on a net basis, after payment of all Taxes and after payment of all Excluded Taxes on any additional amounts payable under this section, the rates of interest and the amounts specified in this Agreement.

5.3 Indemnity: You hereby indemnify and agree to hold CIBC, its directors, officers, employees and agents harmless from all losses, damages, costs, demands, claims, expenses (including out-of-pocket expenses) and other consequences incurred, sustained or suffered, other than pursuant to the indemnified parties' own negligence or wilful misconduct, in relation to any of your Facilities or any

Security, or enforcing or protecting the provisions thereof, including, without limitation: (i) legal and other professional expenses reasonably incurred by CIBC and whether incurred in defending any action brought against CIBC, or in any proceedings brought by CIBC against you, any guarantor of your liabilities to CIBC hereunder or with respect to your or any guarantor's property charged or pledged to CIBC for the purpose of protecting, taking possession thereof, holding or realizing thereon, or otherwise in connection herewith; (ii) all sales taxes, and goods and services taxes, and similar taxes that are payable with respect to any goods or services CIBC makes available to you under this Agreement, and any other taxes, interest, penalties or other liabilities that may become payable by CIBC or to which CIBC may be subjected as a result of your failure to pay such taxes; (iii) your giving of notice to CIBC that you wish to obtain funds under a Facility and your subsequent failure to accept such funds; (iv) your repayment of any amount on which interest is fixed until a certain date (including, without limitation, the repayment of a CORRA Loan on a date other than the end of its then current CORRA Period, interest payment date or maturity or final payment date, as the case may be) other than on that date, or you repay any other amount other than on its maturity date; (v) your failure to make any payment you are required to make, or to fulfil any other obligation promptly under this Agreement; (vi) the cost of any environmental assessment or other reports, or of defending any lawsuits, or of any fines, or for any preventative, remedial, or clean-up activity, or to compensate for any loss or damage to any property or person, in each case arising from any failure by you to carry on your business, and maintain your assets and property in accordance with all applicable environmental laws and regulations, or arising from any release, deposit, discharge or disposal of pollutants of any sort in connection with either your business or property. Your indemnity obligations under this section continue even after the Facilities have been repaid or cancelled or this Agreement has terminated.

5.4 Material Change in Financial Markets. If any material change has occurred, or would reasonably be expected to occur, in the financial, banking or capital markets generally in Canada (as determined by CIBC in good faith in its discretion) and the effect of which is to (or would reasonably be expected to) reduce the rate of return on CIBC's capital from, or increase the cost to CIBC of, making or maintaining any Facility or any amount thereunder or reduce any amount otherwise received by CIBC under any Facility, then CIBC will promptly notify you of such event or circumstances and you will pay to CIBC such additional amount calculated by CIBC as is necessary to compensate CIBC for such reduction in rate of return, additional cost or reduced amount received. A certificate of CIBC as to any such additional amount payable to it and containing reasonable details of our calculations shall be conclusive evidence thereof.

5.5 Illegality. If CIBC determines that any applicable law has made it unlawful, or that any domestic or foreign court or government or governmental authority has asserted that it is unlawful, for CIBC or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to any applicable CORRA Rate, or to determine or charge interest rates based upon any applicable CORRA Rate, then, upon written notice thereof by CIBC to you, (a) any obligation of CIBC to make or maintain the affected CORRA Loans, and any right you may have to borrow or continue the affected CORRA Loans shall be suspended, and (b) unless otherwise specified in the notice to you, the interest on each affected CORRA Loan shall forthwith cease to be calculated on the basis of the applicable CORRA Rate and shall commence to be calculated on the basis of the Prime Rate (or, if the affected CORRA Rate is a term CORRA Rate, then at the discretion of CIBC, a daily CORRA Rate). You will not be entitled to obtain any affected CORRA Loan from, or maintain any existing affected CORRA Loan with, CIBC so long as any such condition shall continue to exist, and any Loan that would otherwise have been made or maintained shall instead be made or maintained as a Loan in Canadian dollars bearing interest on the basis of the Prime Rate (or, if the affected CORRA Rate is a term CORRA Rate, then at the discretion of CIBC, a daily CORRA Rate). Upon any such conversion of an affected CORRA Loan, you shall also pay any additional amounts required.

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6. General

6.1 Calculations relating to financial covenants: All calculations relating to financial covenants may be done, at our option on a consolidated basis, as indicated in the Letter, and each amount derived from your profit and loss statement shall be calculated as the total of such amount during your four most recently completed fiscal quarters (or, if agreed upon by us in our sole discretion, during your most recently-completed fiscal year), as shown in your most recent financial statements delivered to us.

6.2 Reporting requirements: We may, at our option and as indicated in the Letter, require certain reports to be delivered on a consolidated or unconsolidated basis.

6.3 Our pricing policy: The fees, interest rates and other charges for your banking arrangements with us are dependent upon each other. Accordingly, if you cancel or do not follow through with, in the manner originally contemplated, any of these arrangements, we reserve the right to require payment by you of increased or added fees, interest rates and charges as a condition of the continuation of your banking arrangements.

6.4 Our rights re: demand facilities: We may, at our discretion, demand immediate repayment of any outstanding amount under any demand Facility. We may also, at any time, and for any reason, cancel the unused portion of any demand Facility.

6.5 Pre-conditions: You may use the Facilities granted to you in the Letter only if:

a) We have received properly signed copies of all documentation that we may require in connection with the Facilities, the operation of your accounts and your ability to borrow and give us the Security we require;

b) All the required Security has been received and, if we require it, registered to our satisfaction;

c) Any special provisions or conditions set forth in the Letter have been complied with; and

d) If applicable, you have given us the required number of days notice for drawing under a Facility.

6.6 Miscellaneous: You allow us to provide particulars of any of the Facilities where we determine it is necessary for purposes of approving, setting up, maintaining, renewing, amending, restating, replacing or discharging any Facility or any Security, and you allow us to give a copy of this Agreement and any Security granted by you or any other person to CIBC, to each existing guarantor (as well as to any future guarantors) and any signing officer of the business that we have on file as an authorized signing officer, each as we may determine necessary, together with copies of all renewals, replacements, restatements, supplements or amendments to this Agreement or any Security.

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6.7 Confidentiality: The terms of this Agreement are confidential between you and us, and accordingly you will not disclose the contents of this Agreement to anyone except your professional advisors or except as may be required by law.

6.8 Assignment / participation and consent to information release: You acknowledge that we may assign, or offer a participation in, the Facilities, or your liabilities thereunder, to an assignee or participating third party, other entity, CIBC subsidiary or CIBC business unit (the "beneficial owner"), whether or not such beneficial owner is named in this Agreement or any other document referencing such Facilities. You agree that we may disclose any information relating to such Facilities (including any personal guarantee) to such beneficial owner (including, without limitation, any personal information), or its agents, any assignee of such beneficial owner, and any Service Provider (as defined below). Personal information includes all information provided by a principal of the business or a guarantor of your debt or other information obtained by us in connection with your credit application and / or the credit agreement, and any ongoing information and documentation about you, any guarantor of your obligations, or your Facilities, to the extent required by the beneficial owner, its agent or assignee, or any service provider, to enable such person to administer the Facilities and exercise its rights thereunder. "Service Provider" means a person or entity that has been engaged in connection with the servicing, maintenance, collection or operation of your Facilities or the provision of services or benefits to you and / or any guarantor of your debt (including loyalty programs). You may not transfer or assign this Agreement or any Facility without CIBC's express written consent.

6.9 Waiver: No delay on our part in exercising any right or privilege will operate as a waiver thereof, and no waiver of any failure or default will operate as a waiver thereof unless made in writing and signed by an authorized officer of us, or will be applicable to any other failure or default.

6.10 Counterparts: This Agreement and any amendment to this Agreement may be executed in one or more counterparts and may be delivered by facsimile, .pdf or other similar electronic transmission, and all of such counterparts shall constitute originals and the same agreement. The words "executed", "execution", "signed", "signature", and words of like import in this Agreement and the other Loan Documents, shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent permitted under, and as provided for in, any applicable law.

6.11 Instructions by phone and e-mail. You may deliver, and CIBC may accept, instructions by fax, telephone (including cellular phone) and internet e-mail ("Electronic Communication"), according to CIBC-approved procedures, which procedures may be limited to particular types of communications or services. Unless you expressly indicate otherwise, you agree that CIBC may also communicate with you by e-mail or fax. This may include (i) CIBC sending confidential information to you, at your request; or (ii) you sending confidential information to CIBC. An Electronic Communication may not be a secure means of communication and you assume responsibility for the risks of using Electronic Communications including, without limitation, the possibility that an Electronic Communication is: intercepted by or sent to an unauthorized person, misunderstood, lost, delayed, or not received by CIBC at all. CIBC is entitled to rely upon any Electronic Communication from or purporting to be from you, as if such instructions were given in writing. However, CIBC may choose not to act upon an Electronic Communication if it believes that the Electronic Communication is unauthorized, incorrect or unclear. CIBC shall not be liable for, and you will indemnify and save CIBC harmless from, any claims, losses, damages, liabilities and expenses that CIBC incurs (other than those due to CIBC's gross negligence or wilful misconduct) including among other things all legal fees and expenses, arising from CIBC acting or declining to act on any of your Electronic Communications given under this Agreement. This indemnity is in addition to any other indemnity or assurance against loss provided by you to CIBC under this Agreement or otherwise.

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6.12 Notice: Any communication or notice to be given with respect to the Facilities may be effectively given by delivering the same at the addresses set out herein (or as set out in any guarantee or other documentation provided to CIBC in relation to the Facilities), or by sending the same by facsimile, e- mail, or by regular or prepaid registered mail to the parties at such addresses. Any notice so mailed will be deemed to have been received on the fifth (5th) day next following the mailing thereof, provided that postal service is in normal operation during such time. Any facsimile or e-mail notice will be deemed to have been received on transmission if sent on a Business Day and, if not, on the next Business Day following transmission. Any notice delivered by hand (including without limitation, by courier) will be deemed received on the date of delivery. Either party may from time to time notify the other party, in accordance with this section, of any change of its address which thereafter will be the address of such party for all purposes of the Facilities. It is your responsibility to notify CIBC of any change to your address and the address of any Guarantor. If CIBC is not advised of such change of address, the last known address we have will be deemed to be the current address for purposes of notice and service hereunder.

6.13 Limitation period: To the extent permitted by law, a party to this Agreement (the "Claiming Party") may bring an action in respect of any loss or damage that occurs as a result of an act or omission on the part of another party (the "Defaulting Party") within two (2) years from the date (i) the Claiming Party first knew the loss or damage occurred and was contributed to by an act or omission of the Defaulting Party; or (ii) on which a reasonable person with the abilities and circumstances of the Claiming Party ought to have known of the matters referred to in (i) above.

6.14 Governing law: This Letter is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without reference to any principles of conflicts of laws that would apply the law of another jurisdiction). The parties submit to the exclusive jurisdiction of the courts in such Province.

7. Revolving facilities

A revolving Facility (including a Revolving Term Facility unless otherwise indicated) may also be referred to in this Agreement as a Line of Credit. Unless otherwise stated in the Letter, the following terms apply to each Facility that is described in the Letter as a revolving Facility.

7.1 Changes: The Facility offered, the Credit Limit, the interest rate, interest rate spread, minimum payments required and other terms of the Facility and the Agreement may be changed at our sole discretion and without prior notice (unless otherwise required). Such changes will take effect immediately or, in the event that we are required to provide you with prior notice under an applicable statute, regulation or otherwise, will take effect on the date indicated in such notice. These changes may apply to all amounts owing on or arising after the date that you receive notice of the change. If agreement to such change is required by applicable law, regulation or otherwise, if you continue to use the Facility after the date on which such changes will take effect (as may be indicated in any notice we send to you), you will be deemed to have agreed to any such change.

7.2 We may, without notice to you, return any debit from your Operating Account to which your Line of Credit is attached that, if paid, would result in the Credit Limit for that particular Facility being exceeded, unless you have made prior arrangements acceptable to CIBC. If we pay any of these debits, you must repay us immediately the amount by which the Credit Limit for that particular Facility is exceeded.

7.3 Credit limit: If you exceed your Credit Limit on any Facility, we may not advance money, even if we have done so in the past. In cases where we do advance money when you have exceeded your Credit Limit on any Facility, you agree to repay the excess amount immediately.

7.4 Circular payments: You agree not to use each revolving Facility to move debt from one Facility to another. If nevertheless you use a revolving Facility to make a payment on another Facility, then you must deposit, to the Operating Account to which the revolving Facility is attached, from other sources, in addition to any other amount you are required to deposit, the amount of such payment.

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8. Non-revolving facilities

A non-revolving Facility may also be referred to as a Term Facility. Unless otherwise stated in this Agreement, the following terms apply to each non-revolving Facility. The terms of this Section shall also apply to all non- revolving Demand Instalment Loans advanced under a Revolving Term Facility.

8.1 Changes: CIBC may at any time change the interest rate, interest rate spread, term, other terms of a Loan, and the type of repayment we require, including, without limitation, changing a blended payment Loan to payments of principal plus interest, or to any other type of Loan. We may also change the amortization period on a Loan, the amount of the regular instalment payments to be made and / or the frequency of the instalment payments, each without advanced notice (unless required by an applicable law, regulation or otherwise) and such changes will become effective immediately (unless we are required to give prior notice by applicable law, regulation or otherwise, in which case the change will take effect on the date indicated in the notice). If we make any such changes, we will notify you.

8.2 Renewal agreement: If your Term Facility is not paid in full by the last regular payment date indicated in the Letter, we may offer to amend the terms and conditions of such Facility by sending you a renewal agreement which will extend the term of the Facility, and which may change, among other things, your interest rate, your regular payment amount, payment frequency, the amortization period and the type of payments required (blended, interest only or principal plus interest). Accrued interest to the renewal date may be added to your outstanding Loan amount. Unless otherwise stated in the renewal agreement, all other terms and conditions of your Term Facility will remain the same. If you do not pay the balance owing on your Facility at the end of the term, you will be conclusively deemed to have accepted our offer on the terms and conditions set out in the renewal agreement. If you do not accept our offer, you will be required to immediately repay all amounts owing including outstanding principal, interest and other applicable charges.

8.3 Payments: Any payment we receive that is applied to a non-revolving Facility is applied first to overdue interest, then to current interest owing, then to overdue principal, then to any fees and charges owing, and finally to current principal.

8.4 Interest on fixed rate loans: The interest rate specified in this Agreement for each Fixed Rate Loan that you have not yet drawn will be fixed on the date of advance of the Loan. We will notify you of the actual interest rate on the date of advance. The interest rate quoted in this Agreement is used for reference purposes only, being the rate that would have been applicable if the Loan had been advanced on the date of this Agreement.

8.5 Prepayment: The following terms apply to any Term Facility, except Revolving Term Facilities:

a) If you are repaying a Variable Rate Loan in instalments of principal plus interest, and you are not in default, you may prepay all or part of the Term Facility at any time without notice or penalty.

b) Subject to paragraph (c) below, you may prepay all or part of a Fixed Rate Loan on the following condition. You must pay us, on the prepayment date, a prepayment fee equal to the greater of (i) three months' interest on the Loan calculated at your existing annual interest rate on the date of prepayment (plus any discount you received on your existing annual interest rate), on the amount prepaid; and (ii) the Interest Rate Differential for the remainder of the term of the Loan, determined in accordance with the standard formula used by CIBC in these situations. For prepayment fee calculations, see the "Interest Rate Differential Calculation below.

c) If (i) you are not a corporation, (ii) the Fixed Rate Loan being prepaid is secured by a mortgage or hypothec on immovables, and (iii) the initial term or any renewal term of the Fixed Rate Loan is more than five years, you may prepay all or part of the Fixed Rate Loan at any time after the date that is five years from the date the Fixed Rate Loan was advanced to you or the most recent date as of which the Fixed Rate Loan has been renewed for a new term, as the case may be, in addition to principal and interest to the date of such prepayment and instead of notice, three months' further interest calculated at your existing annual interest rate on the date of prepayment (plus any discount you received on your existing annual interest rate) on the principal amount prepaid.

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d) We will apply the prepayment against instalments in reverse order of due date.

e) The prepayment fee required by paragraph (b) above is not applicable to any Fixed Rate Loans in an original principal amount of less than $100,000 granted to a sole proprietor or individual unless it is secured by a collateral mortgage or hypothec on immovables.

8.6 Collateral mortgage and prepayment: If the Fixed Rate Loan is secured by a mortgage or hypothec on immovable, the applicable document is amended by deletion of all terms (if any) that relate to prepayment of the Fixed Rate Loan. The only prepayment terms that apply to the Fixed Rate Loan are the ones set forth in this Agreement.

8.7 Interest rate differential calculation: For the purpose of calculating prepayment fees noted above,

"Interest Rate Differential for the remainder of the term" means, in the case of a Fixed Rate Loan, the difference between the net present value of the Fixed Rate Loan and the amount being prepaid. For purposes of calculating the Interest Rate Differential for the remainder of the term for Fixed Rate Loans, the calculation of "net present value of the Fixed Rate Loan" is based on a formula (determined by CIBC in accordance with its usual banking practice) that takes into account (i) CIBC's cost of funds for the Fixed Rate Loan at the time the Loan was made; (ii) the number of interest periods (i.e. weekly, monthly, quarterly, etc.) remaining in the term of the Fixed Rate Loan (calculated from the beginning of the last interest period that falls on or before the date of prepayment); (iii) the amount of principal and interest that would have been payable for each regularly scheduled payment period (i.e. weekly, monthly, quarterly etc.) and / or interest period, as the case may be, had the Fixed Rate Loan not been prepaid; (iv) the remaining amortization period of the Fixed Rate Loan; and (v) CIBC's cost of funds to provide a new Fixed Rate Loan on the date of prepayment for a term closest to the remaining period of the Fixed Rate Loan for which CIBC has posted interest rates (as indicated in the Fixed Rate Loan Reinvestment Table below).

The following table indicates the term that CIBC will use to calculate the Interest Rate Differential for the remainder of the term by setting out the period that CIBC will use as the remaining term to reinvest in a Fixed Rate Loan for a fixed term. Column A lists the remaining period in the term of the Fixed Rate Loan, and Column B lists the term used to determine the cost of funds to CIBC to reinvest in the same type of Loan on the prepayment date:

Fixed Rate Loan reinvestment table

Column A	Column B
Less than or equal to 3 months	Monthly basis
Greater than 3 months and less than or equal to 17 months	1 year
Greater than 17 months and less than or equal to 29 months	2 years
Greater than 29 months and less than or equal to 41 months	3 years
Greater than 41 months and less than or equal to 53 months	4 years
Greater than 53 months and less than or equal to 77 months	5 years
Greater than 77 months and less than or equal to 101 months	7 years

Sample prepayment fee calculation for a Fixed Rate Loan

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For example, the Interest Rate Differential for the remainder of the term of a Fixed Rate Loan that has a fixed term is as follows:

a) If the original Fixed Rate Loan advanced on February 1, 2002 was for $100,000 at 6.5% per year for a 5 - year term, and you elected to prepay $75,000 on October 27, 2003:

i) The net present value of $75,000 calculated for the remaining 39 months is $77,222.75;

ii) The Interest Rate Differential for the remainder of the term is the difference between the net present value and the total prepayment amount, or in this case $2,222.75. ($77,222.75 - $75,000);

iii) 3 months' interest on $75,000 (based on separate principal and interest payments) calculated at 6.5% per year is $1,218.75.

b) The prepayment fee payable on this Fixed Rate Loan would be $2,222.75, being the greater of (ii) and (iii) above.

This is a sample calculation only. To find out the amount and calculation of the Interest Rate Differential for the remainder of the term on your Fixed Rate Loan, please contact CIBC.

8.8 Repayment of demand instalment loans: Each non-revolving Facility that is a Demand Instalment Loan is repayable in full upon demand by CIBC notwithstanding that certain Facilities in the Letter indicate that regular instalments (or interest only) are payable and refers to a Last Regular Scheduled Payment Date.

9. Letters of credit (L/CS)

Unless otherwise agreed in the documentation described in the "Standard Agreements" section below or in other documentation, the following terms apply to each Letter of Credit issued by CIBC pursuant to this Agreement.

9.1 Reimbursement, payment or prepayment: You agree, forthwith upon demand, to provide CIBC with cash in the proper currency to meet each drawing that CIBC is required to pay under an L/C or to reimburse CIBC for each drawing that CIBC has paid under an L/C or L/C Acceptance. If we demand payment of any Letter of Credit Facility, or if you elect to permanently repay or terminate any Letter of Credit Facility, and we have any obligation to a beneficiary or holder of any L/C, L/C Acceptance or other similar instrument which remains outstanding under that Letter of Credit Facility, you must provide CIBC with cash, in the same currency as the L/C or L/C Acceptance, or marketable securities satisfactory to us (collectively the "Cash Collateral") in an amount equal to CIBC's maximum potential liability under the L/C or L/C Acceptance, or otherwise under any Facility. We shall release any Cash Collateral that is no longer required for such purposes.

9.2 L/C fees: Unless you have made other arrangements with us, we will automatically debit your Operating Account for all fees payable with respect to L/Cs or L/C Acceptances.

9.3 Standard agreements: The terms and conditions of our standard Application for Irrevocable Documentary Credit or Application for Standby Letter of Credit, as applicable, and any of our other standard documentation relating to L/Cs or L/C Acceptances, in effect from time to time will be applicable to each L/C or L/C Acceptance, as applicable, whether or not any such Application or other documentation has been executed by you or on your behalf. A copy of any such Application or other documentation is available from CIBC.

9.4 Definitions

"L/C Acceptance" means a draft payable to the beneficiary of a documentary L/C which the L/C applicant or beneficiary, as the case may be, has presented to us for acceptance under the terms of the L/C.

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"Letter of Credit" or "L/C" means a documentary or stand-by letter of credit, a letter of guarantee, or a similar instrument in form and substance satisfactory to us.

"Letter of Credit Facility" means any Facility in the Letter made available by way of documentary import L/Cs and L/C Acceptances or standby L/Cs.

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The CIBC logo is a trademark of CIBC.

10. Additional Definitions

In this Agreement "you" and "your" refer to the customer in whose favour, subject to the terms of this Agreement, the Facilities are established (and for greater certainty, if the customer is a business, such terms refer to the business and not a key principal, principal, guarantor or signing officer of the business), and "CIBC", "we", "us" and "our" refer to Canadian Imperial Bank of Commerce.

Unless otherwise stated in this Agreement:

"Adjusted EBITDA" means EBITDA calculated using incremental cash cost of goods sold.

"Affiliate" means any other person or entity that directly or indirectly controls, is controlled by, or is under direct or indirect common control with you and includes any person or entity in like relation to an Affiliate. One person or entity shall be deemed to control another person or entity if the first person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other person or entity, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means the Letter, including this Schedule and any other Schedules to the Letter, as amended, renewed, replaced or supplemented from time to time.

"Amendment Fee" means the fee charged for each amendment request by you. The amendment fee compensates us for the due diligence, analysis and administration necessary to amend your Facility(ies).

"Annual Fee" means the fee payable upon your acceptance of the Facility(ies), and to be charged when you are renewing an existing Facility(ies). This fee compensates us for the review, due diligence and financial statement analysis necessary to renew your Facility(ies).

"Business Day" means (i) with respect to any amount denominated in Canadian dollars, any day excluding Saturday, Sunday and any day which is a legal holiday in the province or territory where you have your Operating Account, and (ii) with respect to any amount denominated in U.S. dollars and all matters pertaining thereto, any day excluding Saturday, Sunday and any day which is a legal holiday in the province or territory where you have your Operating Account or in New York, U.S.A.

"Capital Expenditures" means the outlay of money to acquire or improve capital assets such as buildings, machinery, vehicles, etc.

"Cash Flow" means the EBITDA, less Unfunded Capital Expenditures and Debt Service.

"CIBC Base Rate" means the current posted interest rate per year which varies by term as declared by CIBC for CIBC brand closed fixed rate fixed term loans in Canada.

"Cost of funds to CIBC" or "CIBC's cost of funds" for purposes of calculating the Interest Rate Differential for the remainder of the term is the "Transfer Price Rate" as determined by CIBC's Treasury Balance Sheet and Risk Management area based on Canadian cash and swap markets for the date on which cost of funds is being determined.

"Credit Limit" means, in respect of any Facility, the credit limit indicated in the Letter.

"Current Assets" means cash, accounts receivable, inventory and other assets that are likely to be converted into cash, sold, exchanged or expended in the normal course of business within one year or less, excluding amounts due from related parties.

"Current Liabilities" means debts that are or will become payable within one year or one operating cycle, whichever is longer, and which will require Current Assets to pay. They usually include accounts payable, accrued expenses, deferred revenue, operating loans and the current portion of long-term debt.

"Current Ratio" means the sum of Current Assets divided by the sum of Current Liabilities.

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"Debt" includes (i) an obligation for borrowed money; (ii) an obligation evidenced by a note, bond, debenture or other similar instrument; (iii) an obligation for the deferred purchase price of property or services; (iv) a capitalized lease obligation; (v) a guarantee, indemnity or financial support obligation, determined in accordance with GAAP; (vi) an obligation (of you or any other person or entity) secured by a Lien on any of your property, even though you have not otherwise assumed or become liable for the payment of such obligation; (vii) an obligation arising in connection with an acceptance facility or letter of credit issued for your account; and (viii) a capital share that is redeemable by you either at a fixed time or on demand by the holder of such share, valued at the maximum purchase price at which you may be required to redeem, repurchase or otherwise acquire such share.

"Debt Service" means EBITDA minus the current portion of long-term debt and interest expense.

"Debt Service Ratio" means EBITDA divided by the sum of principal payments and interest expense.

"Demand Instalment Loan" means a loan that is repayable in regular instalments (or interest only) as indicated in the Letter and is repayable in full upon demand, even if certain Facilities in the Letter indicate that regular instalments (or interest only) are payable and there is reference to a Last Regular Scheduled Payment Date. Such Demand Instalment Loan may be either a Fixed Rate Loan or a Variable Rate Loan.

"Dividends" means payments to shareholders reflected as a charge against retained earnings. Dividends may be paid on both preferred and common shares. Dividends must be approved by the company's board of directors, and may only be declared if the company meets specified financial tests.

"EBIT" means earnings before interest and income taxes.

"EBITDA" means earnings before income taxes, plus interest and depreciation / amortization.

"Effective Equity" means Shareholders' Equity, plus all Postponed Debt.

"Eligible Inventory Value" means, at any time, the value of your inventory, determined at the lower of cost and market on a first in, first out basis. For purposes of this valuation we exclude any inventory (i) that is work- in-progress; (ii) that is not located in Canada; (iii) that is not subject to the applicable duly perfected Liens created by the Security; (iv) that is subject to any Lien not specifically permitted by us; (v) that may be seized by your landlord; (vi) that is obsolete or not readily saleable in the ordinary course of business; (vii) that has not been paid for in full and is subject to a right of repossession; or (viii) that is otherwise excluded by us in our reasonable discretion.

"Eligible Receivable Value" means, at any time, the receivables of the Borrower and its Subsidiaries then existing, less any receivable that (i) is not then subject to the applicable duly perfected Liens created by the Security; (ii) is subject to any Lien other than as specifically permitted by CIBC; (iii) is payable more than 30 days after the date of shipment of the inventory or the provision of the service that created such receivable; (iv) has been outstanding for 90 days or more; (v) is subject to any offset or counterclaim by the applicable account debtor; (vi) is owed by any person whose principal place of business is located outside Canada or the United States of America; (vii) is payable in a currency other than Canadian or US dollars; (viii) is owed by an Affiliate of the Borrower or any employee, agent or representative of the Borrower or of any such Affiliate; (ix) with respect to which a cheque, note, draft or other payment instrument has not been honoured in accordance with its terms; or (x) has been specifically identified by CIBC as an excluded receivable for the purpose hereof or is owed by any person that is insolvent or is otherwise doubtful of collection in the reasonable opinion of CIBC.

"Excess Interest Rate" means the variable reference interest rate per year declared by CIBC from time to time to be its interest rate on accounts that exceed their authorized Credit Limit, which is currently an annual rate of 21%.

"Excluded Taxes" means Taxes imposed on CIBC's overall net income or franchise taxes, taxes on doing business or taxes measured by our capital or net worth.

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"Fixed Charge Coverage Ratio" means the ratio of X to Y, where X is EBITDA, less the sum of cash taxes, Dividends, net shareholder and related party disbursements and Unfunded Capital Expenditures; and Y is principal and interest payments.

"Fixed Rate Loan" means a non-revolving Facility on which interest is calculated at a fixed rate of interest.

"GAAP" or "Generally Accepted Accounting Principles" means those accounting principles which are recognized as being generally accepted in Canada and which are in effect from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants. If you have, or the party to which references to GAAP are intended to apply has, adopted International Financial Reporting Standards ("IFRS"), then the applicable references in this Agreement to GAAP or Generally Accepted Accounting Principles may be interpreted to mean IFRS, but only if CIBC has consented to such change.

"Insured Receivables" means your receivables that are insured by an insurance company acceptable to us.

"Intangibles" means assets of the business that have no value in themselves but represent value in the context of the business operation, including, without limitation, such personal property as goodwill; copyrights, patents and trademarks; franchises; licences; leases; research and development costs; capitalized advertising costs; organization costs; exploration permits; and deferred development costs.

"Interest Coverage Ratio" means the ratio of X to Y , where X is EBIT and Y is interest expense.

"Investment" means any direct or indirect investment in or purchase or other acquisition of the securities of or any equity interest in any person or entity, any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms), or capital contribution to, any person or entity, or any purchase or other acquisition of all or substantially all of the property of any person or entity.

"Letter" means the letter agreement between you and CIBC to which this Schedule and any other Schedules are attached, as the same may be amended, restated, supplemented, renewed or replaced from time to time.

"Lien" includes without limitation a mortgage, charge, lien, hypothec, prior claim, security interest or encumbrance of any sort on any property or asset, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

"Loan" means any advance of moneys made by CIBC to you under this Agreement and, where the context permits or requires, includes Bankers Acceptances, Letters of Credit, credit cards and all other forms of credit provided by CIBC to you under this Agreement.

"Loan Document" means this Agreement, the Security and all other deeds, certificates, instruments, agreements and other documents delivered to or obtained by CIBC in connection with any of the foregoing but for the purposes of Section 11 of this Schedule shall exclude Swap Agreements.

"Loan Administration Fee" means the monthly fee charged for monitoring and administering any Facility that is a revolving Facility.

"Material Adverse Effect" means a material adverse effect on your business, property, condition (financial or otherwise) or prospects considered as a whole, or a material adverse effect on your ability to perform your obligations under any of this Agreement and the Security.

"Normal Course Lien" means a Lien that (a) arises by operation of law or in the ordinary course of business as a result of owning any such asset (but does not include a Lien given to another creditor to secure debts owed to that creditor) and (b), taken together with all other Normal Course Liens, does not materially affect the value of the asset or its use in the business.

"Operating Account" means your Canadian dollar or US dollar business operating account(s) with us selected by us from time to time.

"Other Fees" or "Fees" means any other fees charged for your Facility(ies), which could relate to the type of instrument used in connection with a Facility, the discharge of Security, site inspection fees, environmental reports prepared by us or completed by an environmental engineering company, fees required to be paid for government sponsored programs, etc. The specific reason and amount of the fee is detailed in the Letter or as advised by us.

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"Postponed Debt" means Debt (i) where priority of both repayment and security is formally postponed by the holder of such Debt in our favour by a written postponement satisfactory to us; (ii) incurred without breaching any obligation to us and at a time when you are not in default of any obligation to us; (iii) no principal of which is repayable so long as any amount is owed by you to us (or until such earlier date as we may agree in writing); (iv) which is not secured by any covenant that is more onerous than or in excess of the covenants in our favour in this Agreement.

"Prime Rate" means a fluctuating annual interest rate equal at all times to the reference rate of interest (however designated) used by CIBC for determining interest chargeable by us on loans in Canadian dollars made in Canada.

"Prior Ranking Claims" means, at any time, any of your liabilities that ranks, in right of payment in any circumstances, equal to or in priority to any of your liabilities to us. Examples are unpaid wages, salaries and commissions, unremitted source deductions for vacation pay, arrears of rent, unpaid taxes, amounts owed in respect of worker's compensation, amounts owed to unpaid vendors who have a right of repossession, and amounts owing to creditors which may claim priority by statute or under a Purchase Money Lien.

"Purchase Money Lien" means any Lien which secures a Purchase Money Obligation permitted by this Agreement, provided that such Lien is created not later than 30 days after such Purchase Money Obligation is incurred and does not affect any asset other than the asset financed by such Purchase Money Obligation.

"Purchase Money Obligation" means any Debt (including without limitation a capitalized lease obligation) incurred or assumed to finance all or any part of the acquisition price (and not exceeding the fair market value) of any asset acquired by you.

"Revolving Term Facility" means a Revolving Term Facility indicated in the Letter.

"Security" means any security (including, without limitation, any guarantee) held by us for your indebtedness, obligations and liabilities to us, whether granted in respect of a particular Facility or all Facilities.

"Shareholders' Equity" means the total shareholders' equity (or, as the case may be, partners' capital or proprietor's capital) that would be shown on your balance sheet prepared in accordance with GAAP but excluding (i) any accounts owed to you by an Affiliate or any shareholder, director, officer, employee, agent or representative of you or an Affiliate; and (ii) any Intangibles.

"Standby Fee" means the fee that applies to the unused portion of any Facility that is a revolving Facility. For example, if the total approved amount of a revolving Facility is $100,000 and the unused portion over the month is $60,000, then $60,000 is multiplied by the Standby Fee percentage (%) and divided by twelve to determine the Standby Fee payable per month.

"Structuring Fee" means the fee payable in advance upon your acceptance of the Facility(ies) and to be charged when you are requesting a new Facility. The structuring fee provides compensation for the time spent by CIBC to process your Facility application.

"Subsidiary" means any person or entity of which you, directly or indirectly, beneficially own or control, shares or other equity units having ordinary voting power to elect a majority of the board of directors or other individuals performing comparable functions, or which are entitled to or represent more than 50% of the owners' equity or capital or entitlement to profits, and shall include any other person or entity in like relationship to a Subsidiary of you.

"Swap Agreement" means any arrangement or transaction between you (or any of your predecessors or Affiliates) and CIBC (or any Affiliate) which is an interest rate swap transaction, basis swap, forward interest rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency interest rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

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"Taxes" means all income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed and includes sales taxes, value added taxes and goods and services taxes.

"Total Liabilities" means all Debt and other balance sheet liabilities classified under GAAP as current and long term liabilities.

"Total Liabilities to Effective Equity Ratio" means the ratio of X to Y, where X is Total Liabilities, less all Postponed Debt, and Y is the total of Shareholders' Equity plus all Postponed Debt.

"Unfunded Capital Expenditures" means Capital Expenditures that are not specifically financed with long term Debt.

"US Base Rate" means a fluctuating annual interest rate equal at all times to the reference rate of interest (however designated) used by CIBC for determining interest chargeable by us on loans in US dollars made in Canada.

"Variable Rate Loan" means a non-revolving Facility on which interest is calculated at a fluctuating rate of interest (including, for certainty, Bankers Acceptance Yield and any CORRA Rate).

"Withdrawals" means money paid to the owners of the Company beyond normal salaries or transfers to related parties.

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